Exhibit 4.1

AMENDMENT TO SHAREHOLDERS AGREEMENT

This Amendment to Shareholders Agreement (this “Amendment”), is dated as of January 26th, 2023, by and among International Money Express, Inc., a Delaware corporation (the “Company”), SPC Intermex Representative LLC (“Intermex Representative”), and FinTech Investor Holdings II, LLC (“Sponsor”).

WHEREAS, the parties hereto are parties to that certain Shareholders Agreement, dated as of July 26, 2018, as amended (the “Shareholders Agreement”), by and among the Company, Intermex Representative, and the Intermex Holders and Founding Shareholders party thereto.  Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Shareholders Agreement.

WHEREAS, Section 16 of the Shareholders Agreement provides that any provision of the Shareholders Agreement may be amended if such amendment is in writing and signed by the Company, Intermex Representative and Sponsor.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and in the Shareholders Agreement, the parties hereto agree as follows, effective as of the date hereof:

1.	Section 15(a) of the Shareholders Agreement shall be deemed amended to read in its entirety as follows:

“a.    This Agreement shall automatically terminate on the earliest of: (i) January 26th, 2023; (ii) the date on which no person designated pursuant to Section 3 hereof (or a successor thereto) serves as a director of or observer to the Board; and (iii) the date on which the Company files a voluntary petition in bankruptcy or is adjudicated bankruptcy or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978, as amended, or any similar law under all applicable jurisdictions.”

2.
Subject to paragraph 1 of this Amendment, the terms of the Shareholders Agreement shall remain in full force and effect, provided that each reference in the Shareholders Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Shareholders Agreement shall mean and be a reference to the Shareholders Agreement as amended by this Amendment.  Sections 16, 21, 22, 23, 25, 26 and 28 of the Shareholders Agreement shall apply to this Amendment, mutatis mutandis.

3.
This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document (including via DocuSign), will have the same effect as physical delivery of the paper document bearing the original signature.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

IMXI:

INTERNATIONAL MONEY EXPRESS, INC.

By:	/s/ Robert Lisy
Name:	Robert Lisy
Title:	President and Chief Executive Officer

INTERMEX REPRESENTATIVE:

SPC INTERMEX REPRESENTATIVE LLC

By:	/s/ Adam Godfrey
Name:	Adam Godfrey
Title:	Authorized Signatory

SPONSOR:

FINTECH INVESTOR HOLDINGS II, LLC

By:	/s/ Amanda Abrams
Name:	Amanda Abrams
Title:	Manager

[Signature page to Amendment to Shareholders Agreement]